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CITIZENS BANKING CORP
FIRST QUARTER EARNINGS RESULTS
APRIL 16, 2003


OPERATOR: Good morning, my name is Brandy and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Citizens Banking Corporation First Quarter Earnings call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press * then the number 2 on your telephone keypad. Today's call is being recorded and will be available for replay beginning at 12:00 pm at Eastern Time today, April 16, 2003. And will end on April 21, 2003 at midnight. I would now like to introduce Mr. Ryan Mathews, Vice-President of Investor Relations. Mr. Mathews, you may begin your conference.

MR. MATHEWS: Good morning everyone and thank you for joining us today. With me today is Mr. William Hartman, Chairman, President and CEO, Mr. Charles Christy, Chief Financial Officer, Mr. John Schwab, Chief Credit Officer and Mr. Dan Bekemeier, Chief Accounting Officer. Before we begin, I would like to point out that the presentation today contains forward looking statements that are subject to risks and uncertainties that could cause the companies actual future results to materially differ from those discussed. These risks and uncertainties include, but are not limited to, those which are discussed in the company's first quarter press release, dated April 14, 2003 and in the company filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens results of operations. Citizens does not undertake, and expressly disclaims any obligation to update its forward looking statements except as required by law. I would now like to turn the presentation over to Bill Hartman.

BILL HARTMAN: Good morning everyone. I would like to begin the call today with a discussion of the first quarter and our focus on credit quality. And then Charlie is going to talk about our financial highlights, and John is going to talk about credit quality in more detail, our new approval process and the field audit program. I'll then conclude the call this morning with a discussion of a number of our initiatives, the dividend, and our new policy on earnings guidance, and then of course we'll conclude with a question and answer period.

                  Well, obviously, we are disappointed that for the second quarter in a row, a large loss of both of them actually related to falsified borrowing base certificates, had a significant negative impact on earnings. An observation, I don't know about all of you, an observation I would make about

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this economic downturn, which is the fourth that I've participated in, in my career, has just seen more fraud this time than I have in the other downturns.

                  But, first I'd like to take you back to the third quarter when we did our portfolio review. It was designed to give us a good handle on what the true quality of our portfolio was. When we did that review we based it on the financial condition of our borrowers, based on the financial statements that were supplied to us by the borrowers, many of these statements of which were fully audited. I think that based on the criteria we used, we did a reasonable job. We, at that time, did not suspect several large frauds and we didn't at that time think it was necessary to have independent collateral auditors go out and do on-site exams at every one of our borrowers on all the loans secured by receivables and inventory. Well, obviously, hindsight is twenty-twenty and where we are right now, is simply, enough is enough. And we've decided that we're going to implement a thorough audit process on these loans secured by receivables and inventories that are over a million dollars. And John is going to talk about that in some depth with you, later in the call.

                  But first, I want to just start out by reiterating to everyone that credit quality is by far our highest and it is our most immediate priority and we are extremely focused on it. The early returns from our new approval process are positive, both from a market effective standpoint as well as a credit quality point of view. I think it's the right process for us, with the right checks and balances, to ensure our success. I'm also confident that it's a process that would help prevent loans like these two loans we've seen in the last quarter from being approved in the future. I also feel really good at this point about the new and more conservative risk-rating model we're using and that the methodologies for reserves are resulting in adequate levels to protect for the risk in our portfolios.

At this point I would like to turn it over to Charlie, who's going to talk a little bit about our financial highlights for the quarter.

CHARLES CHRISTY: Thank you Bill. Let's take a quick view of the summary of earnings. For the first quarter we made $15.1 million, that's down $9 million from the first quarter of 2002. We had $0.34 cents per share, down from $0.53 cents per share. Our return on assets was .82 percent compared to the first quarter 2002, of 1.29 percent. And our return on equity went down to 9.5 percent compared to the first quarter 2003, at 13.9 percent. The key drivers of the quarter: we had charge-offs of $16.1 million, with provision expense of $19 million, which included one credit, that was an $11.5 million charge-off, related to a client who falsified its borrowing base reports. We also had our net interest margin decline to 4.33 percent from the prior quarter of 4.49 percent.

                  This quarter recognized the full impact of the Fed's 50 basis point rate reduction in the fourth quarter 2002. We also recognized, in this

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quarter, a narrowing of the commercial loan spread, due to an extended period of low interest rates. We also then issued, in January, subordinated debt of $125 million and that had some impact on the margin. And in the forward looking view, we expect our margin percentage to continue to trend downward, as long as interest rates remain low. We also had strong mortgage fee income for the quarter and we also continued to have improvement in our operating expenses related to the third quarter restructuring action that we took in 2002.

                  Moving to the balance sheet, commercial loans were down $139 million from the first quarter of 2002, primarily due to a slow economy. We expect this trend to continue throughout 2003 as we tighten our credit standards and deemphasize certain loans. Our mortgage loans were down $298 million, from the first quarter 2002, as we continue to sell our current production into the secondary market. Our home equity loans were up 19 percent from the first quarter 2002, or $88 million and we hope that trend continues.

                  Moving to deposits, our non-interest bearing DDA, our interest bearing DDA, and our savings and money market combined, were up $299 million, from the first quarter 2002. However, those were offset by retail CD reduction and a brokered CD reduction, totalling $348 million.

                  Moving to our non-interest income, our trust fees were slightly down to $4.2 million by $638 thousand. Our mortgage and other income was up from the first quarter 2002 by $1.1 million and our brokerage and investment fees were down about $280 thousand from the first quarter of 2002. We expect our non-interest income to decrease as compared to 2002, primarily due to the sale of our merchant business in 2002. The remaining components however, should remain relatively flat.

                  Moving to non-interest expense, we had a good quarter again in non-interest expense. We were down $4.5 million from the first quarter 2002. Key drivers of that: salaries were down, our equipment costs were down, our professional fees were slightly up. We expect our quarterly run rate to be slightly higher in future quarters, as compared to this quarter. Our efficiency ratio was about 57.7 percent, which basically represents our current run rate.

                  Lastly, I just wanted to point out our capital ratios. Our tier one ratio remained at 9.26 percent. Our total capital ratio was bolstered by the sub debt and it went from 10.52% in the fourth quarter 2002 to 12.74%. And our leverage ratio increased slightly from 7.14 percent to 7.22 percent.

                  At this time, I'll turn the presentation over to John Schwab who will take you through credit quality.



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JOHN SCHWAB: Thank you Charlie. Let's talk a bit about charge-offs. Charge-offs for the first quarter aggregated 16 million dollars net, principally related to one, large charge-off of 11.5 million dollars to one borrower where there was probably the most egregious instance of fraud I have seen in 34 years of banking. We did experience continued solid recovery from our loan workout group of over 4 million dollars, as that group continues to work those credits that we have in our special loans group. And in addition, during the quarter, we have recognized about 700 thousand dollars of write-downs when we sold some more non-performing residential mortgages. Clearly, the focus of our attention in the charge-offs continues to be the commercial, which runs approximately 80 percent of our total charge-offs.

                  Non-performing loans, for the first quarter, were essentially flat. We reduced them to 93 million dollars, but the inflows are essentially matching those that are out flowing through charge-off or other working through those loans.

                  Loan loss reserve at the end of the first quarter increased to
2.12 percent, up from 2.02 at the end of 2002, with our loan loss reserve now being 112 million dollars. The loan loss reserve to non-performing has increased from 125 to 132 percent as of the end of March and the loan loss reserve to total non-performing assets is up to 120 percent.

                  Those are the facts in terms of where we are. Let's talk a little bit about what we're doing about it. There are, in my view, two principal drivers of credit quality. One is the front-end, and that's the process by which we use to structure and approve credit. And secondly, the ongoing way in which we monitor credit once it's been booked, i.e. how we are managing our balance sheet risk.

                  As you know, we implemented a new credit approval process last year, for loans up to 500 thousand dollars, it's under a centralized automated approval process. This is working well. Our early experience validates that that decision was the right one. It is accommodating some transfers of our smaller commercial loans into this automated process for reapproval and we do have some underwriters who oversee the automated scoring system, so it allows us some flexibility in overriding some of the scores. The bottom line on the automated process is that it provides us in our view, a more constant credit approval quality, and is more consistent and we're very pleased with the early returns.

                  You will also recall, that loans over 500 thousand dollars must be approved by one of five senior credit officers, placed geographically in our markets, who report directly to me. Early returns on this, which we started in November are very sound. The underwriting has been strengthened. We have our credit officers involved in the front-end when loans

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are being pulled together so that they can advise and consult on structure, convenience, servicing and this is a significant improvement for us. The process also has improved client responsiveness. The large majority of our decisions are made in the market closest to the customer. In addition, from a credit administration standpoint, our senior credit officers are now in front of the risk-rating process and must sign off on the risk-rating for any loan being approved. In addition, the senior credit officers are driving our quarterly watch-credit process in reviewing all loans that are coming through for strategizing in terms of where we go next.

                  We improved our risk-rating methodology. We've mentioned this to you previously. We are much closer in adhering to our definitions and it has led, in the fourth quarter, to an increase in downgrades and that has continued, to a lesser extent, in the first quarter, as we right-size the risk profile of the commercial loan portfolio. The definitions have been modelled to a risk scorecard which will enable us to validate our ratio analysis. The bottom line on this risk rating methodology changes, is it a more conservative look at the loans that we have in the portfolio. The revisions to the loan loss methodology that we did last year, has forced more specific reserves and increased reserve allocations for our watched credits, so that the reserve to liquidation value for sub-standard credits are being required. The bottom line on these two factors is that we basically are forcing more loan loss reserve for the same dollar of exposure that we have on the books and we have had, since last June, June 2002, a 40 percent increase in our loan loss reserve.

                  I'll comment about field audits that Bill mentioned earlier. In the past two quarters, our earnings were significantly impacted by charge-offs on two credits, in which the collateral value was severely impaired. The charge-offs on those two loans alone were 20 million dollars. Both loans were supported by receivables and inventory. One company had audited financial statements. Both charge-offs were clear instances of fraud. And we feel very strongly that it's very important for us to eliminate any ghosts of potential asset surprises or other potential problems that we may have out there. So we are determined, and have decided that we are currently implementing using two CPA Collateral Audit firms. We are conducting field exams of loans over 1 million dollars that are collateralized by receivables and inventory. So all loans over 5 million dollars, which is a total of 65 loans, and then risk selected loans over 1 million dollars, which is approximately an additional one hundred loans. So we will be conducting these asset examinations on approximately 400 million dollars of our loan portfolio and this represents those loans that are collateralized by short term working capital, receivables and inventory.

                  The intent here is to validate the collateral values as well as to review the customer's processes that they have for, accounting for and tracking, the collateral that is pledged to us. Undoubtedly we are going to identify some areas of improvement in the information flow that we receive from our

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customers. This is not a one time event. We are going to continue on a regular basis for the large majority of our credits which are collateralized by this type of assets. The early returns on this process started about two and a half weeks ago is that is has validated our decision to conduct, on a routine basis, these examinations. There are pockets of what I would call definitional lapse, where customers had not clearly understood what we meant by acceptable receivables or acceptable inventory and this process will allow us to address those issues proactively. We expect to have the complete examination of these loans over one million dollars completed by the end of June of this year. We are complementing this effort by some directed loan review examinations in selected markets. So the bottom line on this is, I think we're trying to validate what we have on the books to avoid future big surprises and make it part of our ongoing methodology.

BILL HARTMAN: Thanks, John. We are making some good progress on a number of our key initiatives in addition to credit quality. I wanted to take just a few minutes this morning to bring you up to date on a number of them. First of all, we've had an excellent kick-off to our client service group in wealth management. We've discussed this with you before. This is a unit that will more cost effectively provide a higher quality of service to those relationships that are up to 500 thousand dollars. And we kicked this off early this year, we've moved in there over 982 clients representing assets of over 291 million dollars. What we're really pleased about here, in addition to the quality of service, is the retention. So far we've had a retention rate of 99 percent of the accounts that we've moved in there. Based on our research and what we've been told by others in the industry that have implemented this, is that we're tracking much better in our retention. So that's off to a good start.

                  The second thing is under our incentive plans, there is some good progress there. At this point now, both in the consumer and business banks, we've introduced our new plans. And in the consumer side, we're putting much more emphasis on retention and profitability as opposed to the pure growth that was so emphasized in the previous plans. And we were concerned because if you looked at the previous plans, we were seeing very large increases in incentive pay-outs without corresponding increases in profits. So that's led us to totally restructure those plans. Again it's early, but the early returns are that they're tracking much more in alignment with where we want to go.

                  On the business side, our new plan is to put more emphasis on credit quality, retention and relationship expansion, in addition to the pure (inaudible) growth. So again we're emphasizing in these plans a kind of behavior that will help us achieve not just better results, but the kind of cultural change that is going to improve the company.

                  We made an important hire in Wisconsin, Iowa and Illinois. We hired Randy Peterson as President of the F and M franchise in

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Wisconsin and Iowa, and who will also head up the Citizens' franchise in
Illinois. Randy started with us on the 7th of April. He's got over twenty years experience with a 15 billion dollar bank. He's been president of their lead bank, president of community banking and has had several years experience as Chief Credit Officer there. So it gives us someone with great knowledge of the Wisconsin market and a good blend of line management and credit skills, which has been a very important ingredient, because I know you're all aware that the credit culture in Wisconsin, in particular, has been something we've worked hard to improve, we're excited about Randy's ability to help us make some progress there.

                  We've also named Gary Glaza, who's been a key leader within our company, as the Regional President of our northern Michigan markets. And Gary actually replaces two regional presidents from Citizens, Jim Van Tiflin and Jack Werner, who retired during the first quarter. And this has given us an opportunity to put the Saginaw, Midland, Bay City and northern Michigan markets together in one market, which we think will make a lot more logistical sense for us.

                  From an initiative standpoint, the last one I wanted to comment on was our new branch manager initiative, which again we introduced in November, and while it's early and we have a long way to go, we are seeing some increased energy and traction in our branches, a little bit more cohesion and team work, which was one of our objectives that we think is going to lead to better client service and better retention.

                  We kicked off a home equity loan campaign. It's a ten week campaign, we're five weeks into it, we're pretty pleased with the results. The goal for the campaign was to have three thousand approved applications with a hundred and seventy two million in approved lines. And we're now half way into the program and we're already at one hundred and nine percent of the goal for applications approved and a hundred and one percent of goal for approved lines. We experienced a draw rate of around fifty percent which I think is common within the industry and right now we're tracking at more than two times our normal run rate in terms of applications that are approved under the campaign. So that's off to a very good start, in fact we've had one branch in Wisconsin that in one week originated their quarterly goal. So we're looking for good things in the branches, from what we're doing there.

                  I would like to turn to the dividends. This is the first year in twenty years that Citizens did not increase its dividends. The board and I do feel very good about our capital position now with the new subordinated debt, we're at over twelve and a half percent risk based capital to assets. We feel good about the future earnings potential of the company so we felt good about approving the dividend at its current level. But given the yield we have, which is over five percent, and the current, high payout ratio, we didn't think it was appropriate to consider an increase at this time. What we'd like to see, over

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time, is we'd like to see increased earnings grow the pay out ratio into a more normal level.

                  Lastly, I would like to comment just a little on our new policy on earnings guidance. This is something that we've given a lot of thought to. The board and I have been discussing for some period of time, and given the current economy, the low interest rate environment, and the uncertainty as to when we're going to see any improvement in either, we though it was the appropriate time for us to discontinue giving specific quantitative guidance. Our research shows that only thirty to forty percent of the banks out there give quantitative guidance and based on these economic factors, as well as where we are in our turnaround cycle, we think it's the right decision for us to make. We do want to share directionally, where we're going with the company. We've worked hard to try to improve our financial disclosure. We want to continue to work on that. We've got some pretty good confidence and optimism in the future of the company. We believe we're making intelligent decisions, we're taking the right actions for the right reasons and we think we're going to be able to build real good long-term shareholder value by doing what's right because it's right. That would conclude our presentation this morning and we would be happy to take any questions that you have.

OPERATOR: At this time, I would like to remind everyone, in order to ask a question please press * then the number one on your telephone keypad. We'll pause for just a moment to compile the Q and A roster. Please hold for your first question. Your first question is from Jay Weintraub of KBW.

JAY WEINTRAUB: Yes, good morning. In your comment you said that field audits were being done on 400 million dollars of loan, I think I heard you say that.

JOHN SCHWAB: That's correct.

JAY WEINTRAUB: Okay, and also that that process would be complete by June. So I am wondering whether, when you announce earnings next time, you will be in a position to have more certainty with respect to that process and also since your commercial loan portfolio is about 3.3 billion, could you comment on the remainder, your confidence in the remainder of your commercial loan portfolio, and the status of the collateral for those loans? I guess, thirdly, you did say that you found some definitional lapses and could you also comment on whether you think there's an emerging issue there that could result in further non-performers or charge-offs?

JOHN SCHWAB: The answer to your multi-faceted question is, yes, we think by the end of June, we will have a pretty clear read on validating the collateral that we have supporting these short term working capital facilities. This

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is a very comprehensive review and will be part of an ongoing standardized operating procedure for us on the short term loans.

                  The other collateral, on the remaining portions of the exposure in the portfolio, is a combination of things. There's commercial real estate, there's equipment, these are facilities in which we've had formal appraisals done by outside parties, evaluations of new equipment that has been purchased. It's the focus in this round because we got burned twice by short term, on short term facilities, on information being provided by our customers, that's where we started our look first.

                  The last part of your question was definitional differences we may have with our customers. The couple of instances where we've had some early feedback from these results, is that we were getting statements of what an inventory level would be from a company and what we might consider that to be dated inventory. And the customer was of the impression that inventory was inventory. So this just affords us an opportunity to reach some clarity of understanding with our borrowers in terms of what our expectations are and what we consider valid collateral in support of our facilities. So I look upon the exercise as more of an opportunity to identify some issues that we can work through with our customers proactively, rather than just assume that they are interpreting things the same way we are.

JAY WEINTRAUB: Okay, thank you.

OPERATOR: Your next question is from Fred Cummings of McDonald Investments.

FRED CUMMINGS: Yes, good morning. I have a question for you John. With respect to these actions, have the regulators encouraged you to do this or is this, have you initiated these moves yourself, this collateral review?

JOHN SCHWAB: This was our decision. We happened to have an opportunity to meet with the Federal Reserve in Chicago last week and they applauded our initiative. It is something that we just decided that we needed to do to satisfy ourselves, well we have. And no one that we have spoken to has taken any issue with it.

FRED CUMMINGS: Okay. And then, secondly, it seems like your inflows are clearly moderating and that, inflows in the non performing, that's a good sign. Can you just give me a sense of, are there any sector concentrations there, and give us a feel for what's happening with your watch list credits.

JOHN SCHWAB: Well, I think there has been, as part of our methodology, our watched credit exercise, we have taken a more critical view of the risk that is there so I think that has driven some of the inflows into the watch

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credit process. So I am far more comfortable than we may have been six months ago about identifying the risks. By doing this, we are able to be more proactive in resolving those credits that we deem to be at risk, so I think this will in turn, have a longer term impact of reducing the flow into the non-performing. In other words, I think we can be more in control of the process, rather than be reactive to it.

FRED CUMMINGS: Okay, and then lastly John, as you and Bill, as you guys think about your reserves, you look at the reserve alone ratio at 212 and if you back out that fraud charge, your charge offs would have been pretty low, actually pretty significant coverage there. What's your thoughts on the reserve? Are you going to continue to build it here, it seems to be adequate at current levels and I know that somewhat depends on what you find in this field audit. But absent any major surprises coming out of that, this 210ish, 215 range, is that where you want to be in the current economic environment?

BILL HARTMAN: And Fred, it's a good question, and obviously John and Charlie and I have discussed it at great lengths. We've discussed it with the board. We're very committed to keeping a strong reserve. First of all, we're a commercial lending bank. If you look at the amount of commercial assets in relation to our total assets, we're a commercial loan bank. Clearly the risk profile of today is higher than we would like it to be. We think that looking back, historically, the Citizens' reserve was a little light for our taste so we have a tendency to want to have a higher reserve. And we don't want anyone to think that what we're doing is trying to build a reserve as a source of future earnings, that we can reduce it in an effort to boost short term earnings. We really have a very high level of philosophical commitment to keeping the reserve adequate and strong, to protect our balance sheet. We want to have a strong balance sheet so we're not looking at reducing that any time soon, at all Fred. We would like to see us be able to get the reserve to non-performings to a little bit of a more comfortable level. So we are not going to reduce it, we're going to continue to evaluate it every quarter, but everyone should know we have a very strong commitment to the level of reserve that we have right now.

JOHN SCHWAB: Fred, I would merely add one additional comment that if we back out this extraordinary event of the eleven and a half million fraud loss in the first quarter, our charge-off is at a run rate of 50 basis points. Which happens to be our metric for what we would call an acceptable level of charge-offs in the commercial portfolio. So that, it's a long answer to the question but by doing these asset reviews, we're just trying to make sure that there's nothing else out there and that we can perform on a going forward basis, at that level of our metric of fifty basis points.

FRED CUMMINGS: Okay, thank you.



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OPERATOR: Your next question is from Terry McEvoy of Fahnestock.

TERRY MCEVOY: Good morning. Just one question on these field exams, I think you mentioned it was about 165 loans. What is that going to cost the bank, are you paying on a per loan cost or do you settle on a fixed cost? And will that run through the income statement in the second quarter?

JOHN SCHWAB: The answer is yes, we've accounted for it, we've budgeted approximately 750 thousand dollars. It will be expensed this year and it varies depending on the complexity of the individual audits. But those are fees that we have negotiated with the two firms.

TERRY MCEVOY: Okay and I guess for Charlie, earning asset levels have drifted down now a couple of quarters and sequentially net interest income was down from the fourth quarter with your expectation for the margin to continue to come under pressure. Do you foresee net interest margin continuing to fall as we look throughout the year?

CHARLIE CHRISTY: As long as interest rates remain low, yeah, I anticipate that percentage to continue to drop somewhat.

TERRY MCEVOY: Okay, thank you very much.

OPERATOR: Your next question is from Eric Grubelich of KBW.

ERIC GRUBELICH: Hi, good morning guys. I have two questions for you. First was, I don't remember who mentioned it, if it was Charlie or Bill, I think it was Bill. You mentioned that you were going to deemphasize certain types of loans going forward. Could you elaborate on that a little bit more, other than the problem types of loans you've had? What exactly are you not going to be doing?

BILL HARTMAN: Actually, Eric, we're going to deemphasize bad loans.

ERIC GRUBELICH: I was going to be a wise ass and say bad loans, but I figured I'd let you do that.

BILL HARTMAN: No, no, I appreciate that, yeah frankly we obviously, we want to, in Wisconsin, and Michigan, really all our markets, the non-owner occupied, speculative real estate loans are something we just don't want to do a lot of. That doesn't make any sense to us. Other types of loans are loans where, there are overly dependent upon cash flow to the exclusion of having a second way out. Collateral or so called air ball loans, those kinds of loans are not loans we have an appetite for at this particular point. John, any thoughts you have on that.



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JOHN SCHWAB: I think, Eric, just to add on a positive note, we are spending a lot of time talking about what we call our sweet spot or our target market for loan opportunities. There are certain things, types of loans and industries that we understand and we think that we can be very competitive and loan very effectively in those markets. And there are others that are going to be outside the sweet spot, of the golf club analogy, that we are going to significantly deemphasize. And I think there have been pockets where we have stretched to do things historically that we probably shouldn't have.

BILL HARTMAN: Yeah, the other thing to add to that Eric, concentration, we are going to try to manage our concentrations a little bit better.

ERIC GRUBELICH: You mean in terms of size, Bill or.....

BILL HARTMAN: Exactly, Eric, the amount we lend to one borrower, we have a house limit of 20 million dollars. We've made some exceptions to that. We are going to manage those exceptions much better and really, the larger the loans, the higher the quality of that loan should be, to go on the balance sheet. So we are going to make sure we're managing that well.

ERIC GRUBELICH: Okay. Good. One last thing, not to beat a dead horse, but on this field audit that you're doing. Can you clarify something? You mentioned that you are breaking this down into loans that are over a million and I thought, John, you mentioned there were approximately one hundred of those loans. And then there's loans that exceed five million or more category, and that there are 65 of those. And I think you said the total of the loans was 400 million. So clearly, most of it's in that five million dollar bucket, if I'm multiplying correctly here, a good chunk of it is. But to clarify that also tell me, what exactly is being done differently at the one million level versus the five million level?

JOHN SCHWAB: We're going to be, Eric, selective. We're not going to do a hundred percent of the loans in the bucket between one million dollars and five million dollars. So, for example, a company had very strong cash flow, debt service coverage, profitable operations, low leverage, we would probably take that one off this pass of looking at those assets.

ERIC GRUBELICH: I got it, okay, but everything that's five million or more...

JOHN SCHWAB: Everything five million and above will be looked at.

ERIC GRUBELICH: That's going to get a field audit....

JOHN SCHWAB: Yes.



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ERIC GRUBELICH: Okay, but by the way, was I right with that math, most of it's in the five million dollar or higher category then?

JOHN SCHWAB: Of the dollar exposure, yes.

ERIC GRUBELICH: Yeah, yeah, clearly by the number of loans it's not, dollars of exposure.

JOHN SCHWAB: There's a lot of granularity as we go down below five million.

ERIC GRUBELICH: Yeah, sounds good. Thanks very much.

JOHN SCHWAB: Welcome.

OPERATOR: Again, if you would like to ask a question, please press * 1 on your telephone keypad at this time. Your next question is from Roger Lister of Morgan Stanley.

ROGER LISTER: I wonder if you can give us a sense of when we look at your non-performers, how much of those loans have you written down already and what's the typical percentages of, and how much of your reserves are, select specific reserves against the non-performers, which then leaves us with a sense of how much reserves you have, against your currently performing portfolio?

JOHN SCHWAB: The large majority of our reserves, our specific reserves, they are tied to specific assets. At the September event we proactively wrote down a number of credits to their liquidation value. And at that time, put them into the non-performing category. So I guess, the answer to your question is most of our reserve now is tied up into specific identified assets, rather than just a general reserve methodology.

ROGER LISTER: Which therefore takes something away from having two percent reserve to loan ratio, which looks good in isolation but a little bit less if you take it against the loans you've already established as non-performers.

JOHN SCHWAB: That's correct, but I would suggest that we've taken a very conservative look at the level of reserves that we have on these loans.

ROGER LISTER: I think that, I'm certainly agreeing with you, just in terms of going forward, you know, the need for reserves sort of still being there. Against the current, the book that's current.

JOHN SCHWAB: Right.



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ROGER LISTER: Secondly, just sort of look at the impact of the economy, so that the question would be, are you seeing more difficulties with the economy in Michigan versus the economy in Wisconsin? One large bank in your region mentioned that they thought they were doing better because they were dealing with a larger auto suppliers and they thought that there were more difficulties with those connected with sort of smaller auto suppliers. I don't know if you're finding anything very different.

JOHN SCHWAB: The food chain of the auto supplier industry is pretty well established and there are clearly a protracted economic downturn will take its toll on the smaller players that are farther down the market. Our exposure to the automotive industry, depending upon how you define a company being auto related, is it fifty percent of sales, seventy five percent of sales, is less than fifteen percent of our loan portfolio. But to answer your question on a broad sense, yes, the agricultural economy in Iowa and Wisconsin has been impacted by this economic downturn as had the manufacturing sector here in Michigan. We believe that we're okay in terms of identifying those companies that are going to be the survivors and those are the people that we're staying with.

ROGER LISTER: Right, thank you.

OPERATOR: Your next question is from Wilson Smith from Cohen Bros.

WILSON SMITH: Good morning gentlemen. Couple of questions and maybe I'll just beat to death the horse on the credit side. But you said, are you going to have a continuing review of the short term loans and risk exposure in terms of this collateral audit process?

JOHN SCHWAB: Yes, it will be part of our on-going regular service, that in undertaking these credits, we will go through with our customers and, mind you, the next round is going to be at the customer's expense, we will just have routinely an annual review of those assets that collateralize our short term loans.

WILSON SMITH: Okay, and then is that how then your going to deter this potential for fraud in the future, is it going in, your going to have the client provide that audit?

JOHN SCHWAB: We would do a prefunding audit.

WILSON SMITH: Right, and that was not done prior.

JOHN SCHWAB: Not consistently. Wilson, I would suggest that, a little bit of a sarcastic comment, if somebody really wants to fraud a bank, they probably can do it. What we're trying to do is to minimize the likelihood of that and convey, at the same time, a very important message to our clients that this is standard operating procedure and we need to know exactly what your providing us.

WILSON SMITH: Good. Charlie, in terms of the non-interest income trends. As you were saying, the first quarter was under the fourth quarter and the mortgage revenues were less than the fourth quarter, but mortgage business has been pretty strong in the first quarter. Could you give me a little bit of flavor on mortgage revenues in the first quarter and then going forward? And also in terms of the kind of market related revenues as well, all those have trended down. And in a stronger market environment I was a little surprised to see that. Could you comment on that as well?

CHARLIE CHRISTY: I didn't quite hear the second question so let me answer the first one. I think our mortgage was down slightly from the fourth quarter but it was, the fourth quarter included, what was it Dan, how much in, it had $1.3 million of non-recurring items so it was $7 million in the fourth quarter, take out the $1.3, your getting close to really what the mortgage revenue was in the first quarter, maybe slightly down from that. We saw that as a very strong quarter, again you know, depending on how long the (inaudible)is going to continue, well, how much more can we live off of that going forward in the future. I think the pipeline shows that the second quarter and others are going to be pretty strong, but you know, I don't expect it to stay at this level for the whole year. And the second question was what?

WILSON SMITH: It was in terms of the investment related line, the trust division and the brokerage and investment fees. Given the relative strength and the improvements and stabilization in the market, I was a little surprised to see those numbers come off quite so much.

CHARLIE CHRISTY: You know it was, Dale Sielaff, who runs our trust area, today mentioned that he saw a turning in the middle of the quarter, for us. And so we hope to see that stabilizing more going forward and not continuing its decline like it has last five quarters.

WILSON SMITH: And then finally, you were talking also about expenses were probably bottomed out in the first quarter, you are going to see those coming back up. But in terms of the efficiency ratio, is that a little better way to look at it and try to gauge our expenses, I mean do you think that the efficiency ratio from the first quarter was a reasonable number?

CHARLIE CHRISTY: Yeah, let me kind of explain expense a little bit more. The initiative that we put in place in the third quarter last year included a number of items and increases in training and reinvesting in different markets, such as our Oakland County initiatives and things like that. And a number of those are still occurring. For instance, we still have six branches that were planned to be closed in the second quarter of this year and a number of those initiatives are in later quarters, like either third or fourth quarter. So what I meant by the cost going up is we are reinvesting back into the business. But we're not going to drive it up to the old cost of, let's say the first quarter of 2002. But when we would get probably to the fourth quarter of this year, I would say that would represent a better run rate of this organization because most of the transition will be completed. A lot of the investment since our new initiatives will have already been made and you know, we've cleaned house a little bit to where we're much more efficient than we are today. If you measured through the efficiency ratio, you know, I think staying flat pretty much is where we are is also a relative good gauge as we hopefully have improvements in our revenue and continue the cost efficiency. But I think kind of remaining right around the 57, 58 range is appropriate also.

WILSON SMITH: Good, thank you.

OPERATOR: Our last question for today is a follow up from Eric Grubelich from KBW.

ERIC GRUBELICH: Hey, John, one last thing. You talked about the watch-list. We have a lot of people on the phone (inaudible) maybe wants to pry that a little bit more in terms of what the dollar trends in the watch list has been over the last couple of quarters.

JOHN SCHWAB: Watched list has increased over the last two quarters by virtue of the fact of applying a more rigorous interpretation of our definitional risk ratings.

CHARLIE CHRISTY: Eric, this is Charlie. In the third quarter analyst call, I think I told everyone that the watch list was about 363 million and it's grown to I believe about 410.

BILL HARTMAN: And I'd just like to chime in, Eric, that really my sense of this is that John and his team are doing a very good job of peeling the onion back as they scour the portfolio and try to ensure that all of the loans are properly rated consistent with our new rating criteria. So I think that the further that they get into it the watch-list, it has been driven up more predominantly by a more accurate recognition of the existing risk than by further deterioration in the portfolio.

ERIC GRUBELICH: Okay, so just to clarify, it was again, in the third quarter 363, now it's 410.

JOHN SCHWAB: 410, right.

ERIC GRUBELICH: Okay, so it hasn't gone up all that much.

JOHN SCHWAB: It's twelve and three quarter's percent of the loan out standings as of the end of March and that's up from about eight and a half percent a year ago.

ERIC GRUBELICH: Great, thanks very much for your being upfront with that. I appreciate it.

BILL HARTMAN: Thank you Eric, very much for the question and thank all of you for participating in the conference call this morning. We appreciate your interest in the company and we would be happy to answer any of your questions and we're going to continue this quarterly conference call as part of our investor relations program. We think that it's been very helpful and we hope you feel the same way and thanks and have a great day.

OPERATOR: Thank you for participating in today's teleconference. You may now disconnect.